UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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MORGAN BEAUMONT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	65-1071956
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6015 31st Street East
Bradenton, FL	34203
(941) 753-2875	(Zip Code)

(Address of Principal Executive Offices)

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2004 Amended Stock Incentive Plan

(Full Title of Plan)

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Laughlin Associates, Inc.

2533 N. Carson Street

Carson City, Nevada 89706

(Name and Address of agent for service)

(775) 883-8484

(Telephone number, including area code of agent for service)

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Copies to:

Patrick R. Boyd, P.C.

Boyd & Chang, LLP

19900 MacArthur Boulevard

Suite 660

Irvine, California 92612

(949) 851-9800 (Tel)

(949) 851-0159 (Fax)

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Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

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CALCULATION OF REGISTRATION FEE

Name of Plan	Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
2004 Amended Stock Incentive Plan	Common stock, par value $0.001	10,925,716 (2)	$0.19 (3)	$ 2,075,886.04	$ 222.12
2004 Amended Stock Incentive Plan	Common stock, par value $0.001	14,074,284 (4)	$0.40 (5)	$ 5,629,713.60	$ 602.38
TOTAL		25,000,000		$ 7,705,599.64	$ 824.50

(1)

Pursuant to Rule 416(a), this registration statement shall also cover any additional securities that become issuable under the 2004 Amended Stock Incentive Plan of Morgan Beaumont, Inc. by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of outstanding shares of Registrant's stock.

(2)	Represents the number of options available to be issued under the 2004 Amended Stock Incentive Plan of Morgan Beaumont, Inc.

(3)

Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended (the "Securities Act"), on the basis of the average of the high and low prices for common stock of Morgan Beaumont, Inc. as reported on the Over-the-Counter Bulletin Board on August 25, 2006.

(4)	Represents the number of shares of common stock issuable upon exercise of outstanding options under the 2004 Amended Stock Incentive Plan of Morgan Beaumont, Inc.

(5)

Computed in accordance with Rule 457(h) under the Securities Act, on the basis of the weighted average exercise price of $0.40 per share covering 14,074,284 options outstanding under the 2004 Amended Stock Incentive Plan of Morgan Beaumont, Inc.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Morgan Beaumont, Inc., a Nevada corporation (the "Company," "Corporation" or "Registrant"), for the purpose of registering 25,000,000 shares of our Common Stock, par value $.001 per share (the "Common Stock") for our 2004 Amended Stock Incentive Plan.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

*The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 and in reliance on Rule 428, of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

Employees participating in the 2004 Amended Stock Incentive Plan (the "Plan") may obtain a copy of the Plan or the documents incorporated by reference in Item 3 of Part II below, at no cost, by writing or telephoning us at: 6015 31st Street East, Bradenton, FL 34203, Tel: (941) 753-2875, Attention: Clifford Wildes. These documents are also incorporated by reference in the prospectus.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which previously have been filed by us with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference and made a part hereof:

(i) Our Annual Report filed on Form 10-KSB/A for the fiscal year ended September 30, 2005;

(ii) Our quarterly reports filed on Forms 10-QSB/A or 10-QSB for the quarters ended December 31, 2005, March 31, 2006 and June 30, 2006;

(iii)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by Registrant’s Annual Report referred to in (i) above.

(iv)

The description of our Common Stock contained in our Registration Statement on Form SB-2/A dated June 14, 2006, including any amendment or report filed with the Commission for the purpose of updating such description; and

All other reports and documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Nevada law expressly authorizes a Nevada corporation to indemnify its directors, officers, employees, and agents against liabilities arising out of such persons’ conduct as directors, officers, employees, or agents if they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the company, and, in the case of criminal proceedings, if they had no reasonable cause to believe their conduct was unlawful. Generally, indemnification for such persons is mandatory if such person was successful, on the merits or otherwise, in the defense of any such proceeding, or in the defense of any claim, issue, or matter in the proceeding. In addition, as provided in the articles of incorporation, bylaws, or an agreement, the corporation may pay for or reimburse the reasonable expenses incurred by such a person who is a party to a proceeding in advance of final disposition if such person furnishes to the corporation an undertaking to repay such expenses if it is ultimately determined that he did not meet the requirements. In order to provide indemnification, unless ordered by a court, the corporation must determine that the person meets the requirements for indemnification. Such determination must be made by a majority of disinterested directors; by independent legal counsel; or by a majority of the shareholders.

Article VI of our bylaws provides that the corporation shall indemnify its directors, officers, and agents to the full extent permitted by the laws of the State of Nevada.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless the matter in the opinion of its counsel has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibits included or incorporated by reference herein are set forth in the Exhibit Index, and are filed as part of this Registration Statement on Form S-8.

Item 9.	Undertakings.

A.	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include a prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; or

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission (the "Commission") by the Registrant pursuant to Section 13 or Section 15 (d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.           The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, there unto duly authorized, in the City of Bradenton, State of Florida, on this 30th day of August, 2006.

Morgan Beaumont, Inc.
By:	/s/ Clifford Wildes

Clifford Wildes,
Chief Executive Officer and Treasurer (Principal Executive Officer)

By:	/s/ Erik Jensen

Erik Jensen,
Chief Operating Officer and Secretary

By:	/s/ Alec Brophy

Alec Brophy,
Chief Financial Officer (Principal Financial and Accounting Officer)

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Morgan Beaumont, Inc., hereby severally constitute and appoint Clifford Wildes and Erik Jensen, and each of them acting singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-8 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Morgan Beaumont, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ _______________________________________ Clifford Wildes	Chief Executive Officer and Director (Principal Executive Officer)	August 30, 2006

/s/ _______________________________________ Alec Brophy	Chief Financial Officer (Principal Financial and Accounting Officer)	August 30, 2006

/s/ _______________________________________ Erik Jensen	Chief Operating Officer and Secretary	August 30, 2006

/s/	Director	August 30, 2006
_______________________________________ Benjamin J. Bond
/s/ _______________________________________ Mark Brewer	Director	August 30, 2006

/s/ _______________________________________ Joseph Hudgins	Director	August 30, 2006

/s/ _______________________________________ Virgil "Brother" Sandifer	Director	August 30, 2006

	INDEX TO EXHIBITS
	EXHIBITS INDEX

Exhibit No.	Description of Exhibit	Location

5.1	Opinion re Legality of Shares	1
23.1	Consent of Independent Registered Public Accounting Firm	2

(1)	Attached to this report as Exhibit 5.1.
(2)	Attached to this report as Exhibit 23.1.